Exhibit 4.8

STEINWAY MUSICAL INSTRUMENTS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSES

The purposes of the Steinway Musical Instruments, Inc. 2006 Employee Stock Purchase Plan (the “Plan”) are (a) to provide an incentive for Eligible Employees (as defined below) to continue devoting their best efforts to the success of the Company (as defined below) and (b) to afford such employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its common stock acquired in a convenient fashion.

2.       DEFINITIONS

Whenever used in the Plan:

“Alternative Offering Price” means 85% of the Fair Market Value of Shares on the last day of the Purchase Period.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board or such committee of the Board that shall be designated to administer the Plan.

“Company” means Steinway Musical Instruments, Inc. and its wholly-owned subsidiaries now existing as of the effective date of the adoption of the Plan or thereafter formed or acquired.

“Compensation” means the annual rate of salary in effect for an Eligible Employee on a Date of Offering.

“Date of Offering” means that day that has been specified by the Board for any offering made under the Plan and which occurs (1) within the first 15 days of each August during the term of the Plan or (2) within the first 15 days after the effective date of the Plan.

“Eligible Employee” means any person employed by the Company on a Date of Offering during the term of the Plan, other than: (1) any employee who, immediately after the grant of an option hereunder, would own (within the meaning of Section 424(d) of the Code) Shares (including Shares which such employee may purchase under outstanding options) possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company; (2) any employee whose customary employment is 20 hours or less per week; (3) any employee whose customary employment is for not more than five months in any calendar year; or (4) any highly compensated employee (within the meaning of Section 414(q) of the Code) who is a member of the Board or who is otherwise subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the simple average, on a given day or, if no sales of Shares were made on that day, the simple average on the next preceding day on which sales were made, of the high and low prices per Share on the principal national securities exchange on which the Shares are then traded or, if the Shares are not then traded on a national securities exchange, the simple average of the bid and asked price per Share on the over-the-counter market as reported by NASDAQ.  If, at the time an option is granted under the Plan, the Company’s Shares are not publicly traded, “Fair Market Value” shall be deemed to be the fair value per Share determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arm’s length.

“Offering Price” means 85% of the Fair Market Value of Shares on a Date of Offering.

“Purchase Period” means, with respect to an offering under the Plan, the period commencing on the Date of Offering and ending twelve (12) months thereafter.

“Shares” means shares of common stock, $.001 par value per share, of the Company.

3.       SCOPE OF PLAN

Options to purchase Shares may be granted by the Company to Eligible Employees during the ten-year period commencing on the effective date of the Plan, as hereinafter provided, but not more than 400,000 Shares shall be purchased pursuant to such options.  All employees granted options pursuant to the Plan shall have the same rights and privileges with respect to such options.  The Shares delivered by the Company pursuant to the exercise of any option granted under the Plan may be treasury shares, newly issued shares or both.

4.       OFFERINGS

Subject to the terms and conditions of the Plan, the Board shall make an offering on a specified day during the first 15 days after the effective date of the Plan and thereafter an annual offering on a specified day during the first 15 days of August to Eligible Employees to purchase Shares under the Plan; provided, however, that the Board may, in its discretion, determine to make no offering in any given year.  The terms and conditions for each such offering shall specify the Date of Offering, the Offering Price, and the number of Shares that may be purchased thereunder.  During the Purchase Period, payroll deductions shall be made from the Compensation of Eligible Employees accepting an option under an offering hereunder.

5.       NUMBER OF SHARES EACH ELIGIBLE EMPLOYEE MAY PURCHASE

A.         Subject to the provisions of the Plan, and as to any offering made hereunder, each Eligible Employee shall be offered an option to purchase that number of whole Shares that have on the Date of Offering an aggregate purchase price (determined on the basis of the Offering Price) equal to any whole percentage of his or her Compensation up to a maximum of 5% (i.e., 1%, 2%, 3%, 4% or 5%).  In the event such an option would involve the purchase of a fractional Share, the number of Shares which may be purchased shall be rounded down to the next whole number.

B.           If Eligible Employees elect, in any one offering, to accept options to an extent that would result (if options were granted on that basis) in the granting of options for that offering to purchase more than the aggregate number of Shares specified by the Board for that offering, the Committee shall adjust such options on a pro rata basis so that the aggregate number of Shares subject to purchase under that offering does not exceed such specified number of Shares.

C.           No Eligible Employee may be granted an option to purchase Shares that would permit his or her total rights to purchase Shares of the Company’s capital stock under all employee stock purchase plans of the Company to accrue at a rate that exceeds $25,000 (based on the Fair Market Value on the Date of Offering of the Shares subject to the option) for each calendar year during which any such option granted to such individual is outstanding at any time.

6.       METHOD OF PARTICIPATION

A.         The Committee shall give notice to Eligible Employees of each offering of options to purchase Shares pursuant to the Plan and the terms and conditions for each offering.  Such notice shall specify the number of Shares which may be covered by the option to be offered to each Eligible Employee, the Offering Price and such other information as the Committee may determine.

B.           Each Eligible Employee who desires to accept all or any part of the option to purchase Shares under an offering shall signify his or her election to do so in the form and manner and by the deadline prescribed by the Committee, provided that in no event may an election be made after the Purchase Period.  Each such Eligible Employee shall also authorize the Company, in the form and manner prescribed by the Committee, to make payroll deductions to cover the aggregate purchase price of those Shares in respect of which he or she has elected to accept an option.  Such election and authorization shall continue in effect unless and until such Eligible Employee withdraws from the Plan or terminates his or her employment with the Company, as hereinafter provided.

C.           The Company shall thereafter provide each Eligible Employee accepting an option under each offering a notice indicating the number of Shares covered by such option, the Offering Price, and any pro rata reduction in accordance with Paragraph 5.B.

D.          Each Eligible Employee who does not wish to accept any part of an option to purchase Shares under an offering shall so signify in the form and manner prescribed by the Committee.  Such election not to accept any part of such option shall be irrevocable for such offering.

7.       PAYROLL DEDUCTIONS

A.         The aggregate purchase price for those Shares as to which each Eligible Employee has elected to accept the option offered to him or her shall be deducted from his or her compensation during the Purchase Period specified in the offering through weekly, bi-weekly, semi-monthly or monthly payroll deductions, as applicable, in substantially equal installments.  Such payroll deductions shall commence as soon as practicable after the applicable Date of Offering, and shall continue until the last day of the Purchase Period.

B.           In the event the payroll deductions of an Eligible Employee participating in the Plan are temporarily discontinued because of leave of absence, lay-off, temporary disability or other similar reason, then the number of Shares subject to purchase under his or her option shall be automatically reduced to that number of whole Shares which his or her aggregate payroll deductions actually made within the Purchase Period is sufficient to purchase. The balance of such payroll deductions, if any, shall be refunded to the Eligible Employee in cash, without interest.  Notwithstanding the foregoing, however, such Eligible Employee may, prior to the conclusion of the Purchase Period, make a payment to the Company in one lump sum of an amount equal to the amount which was not subject to payroll deductions by reason of the temporary discontinuance thereof and, in that event, such Eligible Employee shall then be entitled to purchase the total number of Shares for which he or she has accepted an option.

C.           Any amounts to be paid or Shares to be delivered under the Plan shall be reduced by any sums required to be withheld by the Company under federal, state and local tax withholding laws.

8.       RIGHT TO WITHDRAW

A.         An Eligible Employee who has accepted an option to purchase Shares may, at any time prior to his or her last regular payroll deduction thereunder, direct the Company to make no further deductions from his or her Compensation with respect to such option, or may cancel the entire option.  Upon either of such actions, all payroll deductions with respect to such option shall cease. If the employee has directed that payroll deductions be discontinued, any sums theretofore deducted in respect of the offering shall be retained by the Company until the end of the Purchase Period, at which time there shall be issued to the employee the number of whole Shares that can be purchased with the sum deducted and any remaining balance of the sum shall be paid to him or her in cash, without interest.  If the employee has cancelled his or her option, the Company shall refund in cash, without interest, all amounts credited to the account of such employee with respect to the applicable offering.

B.           Notification of an Eligible Employee’s election to terminate deductions, or to cancel an option, shall be made by the filing of an appropriate notice to such effect with the Committee.

9.       TERMINATION OF EMPLOYMENT

A.         In the event the employment of an Eligible Employee who has accepted an option to purchase Shares is terminated prior to his or her final payroll deduction hereunder because of death, total and permanent disability, or retirement at or after age 65 or earlier with the consent of the Company, he or she, or his or her legal representative, as applicable, may either:

(1)         cancel his or her option, in which event the Company shall refund in cash, without interest, all amounts credited to his or her account under all offerings in which he or she is participating under the Plan; or

(2)         elect to receive at the conclusion of each applicable Purchase Period that number of whole Shares which his or her payroll deductions actually made are sufficient to purchase, plus the balance of such payroll deductions, if any, in cash, without interest.

B.           The election of an Eligible Employee, or his or her legal representative, as applicable, pursuant to Paragraph 9.A above shall be made within three months after the event causing the termination of employment and within 27 months after the Date of Offering.  Notification of the election shall be filed with the Committee and, in the event no notification has been filed within the prescribed period, the Company shall act in accordance with Paragraph 9.A(1) above.

C.           In the event the employment of an Eligible Employee who has accepted an option to purchase Shares is terminated for any reason other than those specified in Paragraph 9.A, the outstanding options held by such Eligible Employee shall be immediately canceled and the Company shall refund in cash, without interest, all amounts credited to his or her account under all offerings in which he or she is participating under the Plan.

10.      EXERCISE OF OPTION AND PURCHASE OF SHARES

A.         As of the last day of the Purchase Period of each offering, the Committee shall determine the Alternative Offering Price.  Unless an Eligible Employee who has accepted an option under the offering has subsequently withdrawn from the offering pursuant to Paragraph 8 hereof, his or her option shall be deemed to have been exercised as of the last day of the applicable Purchase Period and become on such date an irrevocable obligation to purchase Shares in accordance with the provisions of the Plan.  The number of whole Shares so purchased by each such Eligible Employee shall be determined by dividing the amount accumulated in his or her account by payroll deductions during the Purchase Period by the lower of either the Offering Price or the Alternative Offering Price, rounded down to a whole number of Shares.  As soon as practicable thereafter, certificates for the number of whole Shares, determined as aforesaid, purchased by each Eligible Employee shall be issued to him or her.  Any balance remaining in the account of an Eligible Employee shall be carried forward to the next Purchase Period.

B.           In the event that, with respect to any offering hereunder, the Alternative Offering Price is lower than the Offering Price to such an extent that Eligible Employees participating in the offering become entitled to purchase more Shares than were originally subscribed for by all Eligible Employees accepting options under such offering, the Committee shall apportion the aggregate Shares available for purchase under the offering among Eligible Employees participating in the offering on a pro rata basis in accordance with the number of Shares actually subscribed for by each such Eligible Employee, and any amount remaining in the accounts of Eligible Employees shall be carried forward to the next Purchase Period.

11.      RIGHTS AS A STOCKHOLDER

An Eligible Employee who has accepted an option to purchase Shares under the Plan shall not be entitled to any of the rights or privileges of a stockholder of the Company, including the right to receive any dividends which may be declared by the Company until such time as he or she has actually paid the purchase price for such Shares and certificates have been issued to him or her in accordance with Paragraph 10 hereof.

12.      RIGHTS NOT TRANSFERABLE

An Eligible Employee’s rights under the Plan are exercisable, during his or her lifetime, only by him or her and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.  Any attempt to sell, pledge, assign or transfer such rights shall be void and shall automatically cause the option held by the Eligible Employee to be terminated.  In such event, the Company shall refund in cash, without interest, all amounts credited to the account of such Eligible Employee in all offerings under the Plan.

13.      ADMINISTRATION OF THE PLAN

A.         The Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions.  The Committee shall determine any questions arising in the administration, interpretation and application of the Plan, and all such determinations shall be conclusive and binding on all parties.

B.           If any option granted under the Plan shall lapse or terminate, the number of Shares as to which such option shall have lapsed or terminated shall become available for sale under the Plan.

14.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION

In the event of any change in the Shares of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of Shares and the like, the aggregate number and class of Shares available under the Plan and the number and class of Shares under option but not yet issued under the Plan shall be adjusted appropriately; provided, however, that no adjustment shall be made which would result in a modification of the options granted hereunder and thereby disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

15.      REGISTRATION OF CERTIFICATES

Stock certificates may be registered in the name of the Eligible Employee, or, if he or she so designates, in his or her name jointly with his or her spouse, with right of survivorship.

16.      AMENDMENT OF PLAN

The Board may at any time amend the Plan in any respect, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, Section 162(m) of the Code and the rules of the New York Stock Exchange; provided, however, the Board may amend the Plan, including without limitation retroactive amendments, without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code.  Notwithstanding the above, without the approval of a majority of the Shares of the Company’s capital stock then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of Shares to be reserved under the Plan (other than as provided in Paragraph 14), (ii) decreasing the purchase price per Share (other than as provided in Paragraph 14), or (iii) materially increasing benefits under the Plan within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, to the extent that rule is applicable.

17.      TERMINATION OF THE PLAN

Unless earlier terminated at the discretion of the Board, the Plan and all rights of Eligible Employees in any offering hereunder shall terminate at the earlier of (a) the conclusion of the last Purchase Period authorized herein or (b) on the day that Eligible Employees participating in offerings under the Plan become entitled to purchase a number of Shares equal to or greater than the number of Shares remaining available for purchase.  Upon termination of the Plan, Shares shall be issued to Eligible Employees, and cash, if any, remaining in the accounts of the Eligible Employees shall be refunded to them as if the Plan were terminated at the end of a Purchase Period.

18.      GOVERNMENTAL REGULATIONS AND LISTING

All rights granted or to be granted to Eligible Employees under the Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the Shares reserved for the Plan including, without limitation, (i) there being a current registration statement of the Company covering the offer of Shares purchasable under options on the last day of the Purchase Period applicable to such options, and if a registration statement shall not then be effective the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such registration statement, or post-effective amendment thereto, or (ii) there being an exemption from such registration.

19.      MISCELLANEOUS

A.         The Plan shall not become effective unless and until it has been approved, in the manner prescribed by law, by the stockholders of the Company.

B.           The Plan shall not be deemed to constitute a contract of employment between the Company and any Eligible Employee, nor shall it interfere with the right of the Company to terminate any Eligible Employee and treat him or her without regard to the effect which such treatment might have upon him or her under the Plan.

C.           No option shall be granted hereunder, nor shall the Plan be interpreted in such a manner, which could cause the Plan or any options issued hereunder to fail to qualify under Section 423 of the Code.

D.          The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware.

20.      EFFECTIVE DATE

The effective date of the Plan shall be August 1, 2006, subject to approval by the shareholders.